101 JFK Parkway ☐ Short Hills, NJ 07078
news release
Contact:  Domenick Cama
ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results

Short Hills, N.J. – (PR NEWSWIRE) – July 28, 2010 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported net income of $15.3 million for the three months ended June 30, 2010 compared to a net income of $5.5 million for the three months ended June 30, 2009. Net income for the six months ended June 30, 2010 was $28.6 million compared to net income of $12.6 million at June 30, 2009. Basic and diluted earnings per share were $0.14 for the three months ended June 30, 2010 compared to $0.05 for the three months ended June 30, 2009. Basic and diluted earnings per share were $0.26 for the six months ended June 30, 2010 compared to $0.12 for the six months ended June 30, 2009.

Commenting on the Company’s second quarter performance, Kevin Cummings, President and Chief Executive Officer, said, “We are pleased with the quarterly results as we continued to execute on our strategic plan to increase our loan portfolio with high quality commercial real estate and residential mortgage loans. The funding of the loan growth was primarily achieved with lower cost core deposits. Our net income of $15.3 million for the second quarter represents an increase of more than 170% over the prior year quarter and 15% over the last quarter.”

Regarding credit quality Mr. Cummings commented, “The unemployment rate in our lending area remains at a high level and as such we do not anticipate a marked improvement in our loan delinquencies in the near term. However, non-performing loans remain manageable at 1.88% of total loans, which compares favorably to our peers.”

“Our planned acquisition of approximately $600 million in deposits and 17 branch locations from Millennium bcp Bank is progressing and we expect the transaction to close early in the fourth quarter. Considering our tangible capital ratio of 9.7%, we believe we are positioned to take advantage of opportunities in this economic environment. We will continue to look to expand our branch network into new markets with acquisitions which enhance shareholder value and through de novo branches.”

The following represents performance highlights and significant events that occurred during the three and six month periods ended June 30, 2010:

•	Net interest margin for the three months increased 77 basis points to 3.10% compared to prior year quarter and an increase of 4 basis points compared to linked quarter.

•
The efficiency ratio improved to 44.41% for the three months ended June 30, 2010 compared to 61.57% for the three months ended June 30, 2009 and improved to 45.28% for the six months ended June 30, 2010 compared to 58.26% for six months ended June 30, 2009.

•
The return on average equity improved to 6.91% for the three months ended June 30, 2010 compared to 2.79% for the three months ended June 30, 2009 and improved to 6.53% for the six months ended June 30, 2010 compared to 3.27% for the six months ended June 30, 2009.

•	Deposits increased $215.7 million, or 3.7%, to $6.06 billion at June 30, 2010 from $5.84 billion at December 31, 2009.

•	Core deposits, which exclude time deposits, increased $250.6 million, or 9.8%, to $2.80 billion at June 30, 2010 from $2.55 billion at December 31, 2009.

•	Net loans increased $558.8 million, or 8.5%, to $7.17 billion at June 30, 2010 from $6.62 billion at December 31, 2009.

•	Non-performing loans as a percentage of total loans were 1.88% at June 30, 2010, compared to 1.81% at December 31, 2009.

•	The allowance for loan losses increased to $72.3 million or 1.00% of total loans at June 30, 2010 from $55.1 million or 0.83% at December 31, 2009.

•	During the three and six months ended June 30, 2010 the Company charged-off $6.1 million and $11.2 million in loans, respectively.

•	The Company maintains a strong tangible capital ratio of 9.71%, and is considered well capitalized under regulatory guidelines.

•
On March 30, 2010 the Company announced it will acquire approximately $600 million of deposits and seventeen (17) branch offices in New Jersey, New York and Massachusetts of Millennium bcp Bank for a deposit premium of 0.11%. The transaction is awaiting regulatory approvals and is anticipated to be completed in early fourth quarter of 2010.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $12.5 million, or 13.4%, to $105.9 million for the three months ended June 30, 2010 from $93.4 million for the three months ended June 30, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $969.7 million, or 13.1%, to $8.40 billion for the three months ended June 30, 2010 from $7.43 billion for the three months ended June 30, 2009.  In addition, the weighted average yield on interest-earning assets increased 1 basis point to 5.04% for the three months ended June 30, 2010 compared to 5.03% for the three months ended June 30, 2009.

Interest income on loans increased by $15.1 million, or 19.1%, to $94.3 million for the three months ended June 30, 2010 from $79.2 million for the three months ended June 30, 2009, reflecting a $1.15 billion, or 19.7%, increase in the average balance of net loans to $6.96 billion for the three months ended June 30, 2010 from $5.82 billion for the three months ended June 30, 2009.  The increase is primarily attributed to the average balance of commercial real estate loans and multi-family loans increasing $546.7 million and $335.5 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family and commercial real estate loans. This was partially offset by a 3 basis point decrease in the average yield on loans to 5.42% for the three months ended June 30, 2010 from 5.45% for the three months ended June 30, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $2.6 million, or 18.4%, to $11.6 million for the three months ended June 30, 2010 from $14.2 million for the three months ended June 30, 2009.  This decrease reflected a 29 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 3.23% for the three months ended June 30, 2010 from 3.52% for the three months ended June 30, 2009.  The decrease in yield is primarily attributed to the repricing of our adjustable rate securities and the purchase of additional securities at lower yields.

Total interest and dividend income increased by $22.8 million, or 12.3%, to $208.9 million for the six months ended June 30, 2010 from $186.1 million for the six months ended June 30, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $1.01 billion, or 14.0%, to $8.25 billion for the six months ended June 30, 2010 from $7.24 billion for the six months ended June 30, 2009.  This was partially offset by an 8 basis point decrease in the weighted average yield on interest-earning assets to 5.06% for the six months ended June 30, 2010 compared to 5.14% for the six months ended June 30, 2009.

Interest income on loans increased by $29.4 million, or 18.9%, to $185.3 million for the six months ended June 30, 2010 from $155.9 million for the six months ended June 30, 2009, reflecting a $1.12 billion, or 19.5%, increase in the average balance of net loans to $6.84 billion for the six months ended June 30, 2010 from $5.72 billion for the six months ended June 30, 2009.  The increase is primarily attributed to the average balance of commercial real estate loans and multi-family loans increasing by $540.2 million and $357.1 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family and commercial real estate loans. This was partially offset by a 3 basis point decrease in the average yield on loans to 5.42% for the six months ended June 30, 2010 from 5.45% for the six months ended June 30, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $6.6 million, or 21.8%, to $23.6 million for the six months ended June 30, 2010 from $30.2 million for the six months ended June 30, 2009.  This decrease reflected a 64 basis point decrease in the average yield on all other interest-earning assets, excluding loans, to 3.35% for the six months ended June 30, 2010 from 3.99% for the six months ended June 30, 2009. The decrease in yield is primarily attributed to the repricing of our adjustable rate securities and the purchase of additional securities at lower yields.

Interest Expense

Total interest expense decreased by $9.3 million, or 18.6%, to $40.7 million for the three months ended June 30, 2010 from $50.0 million for the three months ended June 30, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 83 basis points to 2.13% for the three months ended June 30, 2010 compared to 2.96% for the three months ended June 30, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $884.5 million, or 13.1%, to $7.65 billion for the three months ended June 30, 2010 from $6.76 billion for the three months ended June 30, 2009.

Interest expense on interest-bearing deposits decreased $9.6 million, or 29.6% to $22.9 million for the three months ended June 30, 2010 from $32.5 million for the three months ended June 30, 2009.  This decrease is attributed to a 103 basis point decrease in the average cost of interest-bearing deposits to 1.57% for the three months ended June 30, 2010 from 2.60% for the three months ended June 30, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $842.9 million, or 16.8% to $5.85 billion for the three months ended June 30, 2010 from $5.00 billion for the three months ended June 30, 2009. Core deposits growth represented 77.6%, or $653.8 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds increased by $309,000, or 1.8%, to $17.8 million for the three months ended June 30, 2010 from $17.5 million for the three months ended June 30, 2009. This increase is attributed to the average balance of borrowed funds increasing by $41.7 million or 2.4%, to $1.79 billion for the three months ended June 30, 2010 from $1.75 billion for the three months ended June 30, 2009. This was partially offset by the average cost of borrowed funds decreasing 3 basis points to 3.97% for the three months ended June 30, 2010 from 4.00% for the three months ended June 30, 2009 due to the lower interest rate environment.

Total interest expense decreased by $19.8 million, or 19.5%, to $81.9 million for the six months ended June 30, 2010 from $101.6 million for the six months ended June 30, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 90 basis points to 2.18% for the six months ended June 30, 2010 compared to 3.08% for the six months ended June 30, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $930.0 million, or 14.1%, to $7.52 billion for the six months ended June 30, 2010 from $6.59 billion for the six months ended June 30, 2009.

Interest expense on interest-bearing deposits decreased $19.8 million, or 29.7% to $46.7 million for the six months ended June 30, 2010 from $66.4 million for the six months ended June 30, 2009.  This decrease is attributed to a 114 basis point decrease in the average cost of interest-bearing deposits to 1.63% for the six months ended June 30, 2010 from 2.77% for the six months ended June 30, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $936.7 million, or 19.5% to $5.74 billion for the six months ended June 30, 2010 from $4.80 billion for the six months ended June 30, 2009. Core deposits growth represented 74.8%, or $700.4 million of the increase in the average balance of total interest-bearing deposits.

Net Interest Income

Net interest income increased by $21.8 million, or 50.4%, to $65.1 million for the three months ended June 30, 2010 from $43.3 million for the three months ended June 30, 2009.  The increase was primarily due to an 83 basis point decrease in our cost of interest-bearing liabilities to 2.13% for the three months ended June 30, 2010 from 2.96% for the three months ended June 30, 2009. In addition, our yield on interest-earning assets increased by 1 basis point to 5.04% for the three months ended June 30, 2010 from 5.03% for the three months ended June 30, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 77 basis points from 2.33% for the three months ended June 30, 2009 to 3.10% for the three months ended June 30, 2010.

Net interest income increased by $42.6 million, or 50.4%, to $127.1 million for the six months ended June 30, 2010 from $84.5 million for the six months ended June 30, 2009.  The increase was primarily due to a 90 basis point decrease in our cost of interest-bearing liabilities to 2.18% for the six months ended June 30, 2010 from 3.08% for the six months ended June 30, 2009. This was partially offset by an 8 basis point decrease in our yield on interest-earning assets to 5.06% for the six months ended June 30, 2010 from 5.14% for the six months ended June 30, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 75 basis points from 2.33% for the six months ended June 30, 2009 to 3.08% for the six months ended June 30, 2010.

Provision for Loan Losses

Our provision for loan losses was $15.5 million for the three months ended June 30, 2010 compared to $8.0 million for the three months ended June 30, 2009. For the three months ended June 30, 2010, net charge-offs were $6.1 million compared to no net charge-offs for the three months ended June 30, 2009. For the six month period ended June 30, 2010, our provision for loan losses was $28.5 million compared to $16.0 million for the six months ended June 30, 2009. Net charge-offs totaled $11.2 million for the six months ended June 30, 2010 compared to net charge-offs of eight thousand dollars for the six months ended June 30, 2009. The increase in our provision is due to continued growth in the loan portfolio; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in residential loan delinquency and non-performing loans; and the adverse economic conditions in our lending area.

The following table sets forth non-performing assets and accruing past due loans on the dates indicated in conjunction with our quality ratios:

	June 30,		March 31,		December 31,		September 30,		June 30,
	2010		2010		2009		2009		2009
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	65	$19.0	84	$18.2	69	15.9	80	$22.5	77	$16.0
Construction	-	-	1	1.9	3	8.2	-	-	1	2.9
Multi-family	3	11.7	2	3.9	1	0.4	3	3.6	1	2.6
Commercial	2	0.8	4	4.5	5	3.4	2	2.4	7	8.4
Commercial and industrial	3	0.6	4	0.9	6	1.2	2	0.2	2	0.2
Total 30 to 59 days past due	73	32.1	95	29.4	84	29.1	87	28.7	88	30.1
60 to 89 days past due:
Residential and consumer	40	8.0	39	10.0	63	13.8	56	15.4	45	9.5
Construction	1	2.4	6	23.6	2	7.6	-	-	1	1.0
Multi-family	3	0.9	-	-	-	-	-	-	1	0.2
Commercial	-	-	1	0.6	-	-	1	3.0	3	0.8
Commercial and industrial	3	0.4	-	-	3	0.7	1	0.2	-	-
Total 60 to 89 days past due	47	11.7	46	34.2	68	22.1	58	18.6	50	11.5
Total accruing past due loans	120	$43.8	141	$63.6	152	$51.2	145	$47.3	138	$41.6

Non-performing (non-accruing):
Residential and consumer	210	$60.4	199	$57.1	185	$51.2	164	$41.0	112	$30.0
Construction	21	67.6	22	61.6	22	65.0	22	70.5	19	68.8
Multi-family	3	2.7	2	2.5	4	0.6	4	0.6	4	20.1
Commercial	8	4.6	9	3.5	10	3.4	9	3.4	8	2.8
Commercial and industrial	2	0.6	-	-	-	-	-	-	-	-
Total Non-Performing Loans	244	$135.9	232	$124.7	221	$120.2	199	$115.5	143	$121.7

Non-performing loans to total loans		1.88%		1.82%		1.81%		1.82%		1.97%
Allowance for loan loss as a
percent of non-performing
loans		53.23%		50.47%		45.80%		46.35%		38.30%
Allowance for loan losses as a
percent of total loans		1.00%		0.92%		0.83%		0.84%		0.76%

Total non-performing loans, defined as non-accruing loans, were $135.9 million at June 30, 2010 compared to $120.2 million at December 31, 2009. At June 30, 2010 there are 6 residential loans totaling $1.7 million which are deemed troubled debt restructurings. These loans are performing under the restructured terms and are accruing interest.

The allowance for loan losses increased by $17.3 million to $72.3 million at June 30, 2010 from $55.1 million at December 31, 2009.  Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, increasing loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest  Income

Total non-interest income was $4.1 million for the three months ended June 30, 2010 compared to $2.4 million for the three months ended June 30, 2009.  The increase is attributed to a $794,000 increase in fees and service charges to $1.6 million. This was partially offset by a $377,000 decrease on gain on loan sales to $1.7 million for the three months ended June 30, 2010, attributed to less loan refinancing activity during the current quarter compared to the prior year quarter, resulting in fewer sales to the secondary market. In addition, the quarter ended June 30, 2009 included a $1.3 million pre-tax other-than-temporary impairment (“OTTI”) non-cash charge on certain pooled trust preferred securities (“TruPS”).

Total non-interest income was $8.1 million for the six months ended June 30, 2010 compared to $5.8 million for the six months ended June 30, 2009.  The increase is primarily attributed to a $1.5 million increase in fees and service charges to $3.2 million. This was partially offset by a $793,000 decrease on gain on loan sales to $3.5 million for the six months ended June 30, 2010, attributed to less loan refinancing activity during the current six months compared to the prior year six months, resulting in fewer sales to the secondary market. In addition, the six months ended June 30, 2009 included a $1.3 million pre-tax OTTI non-cash charge on certain pooled TruPS.

Non-Interest Expenses

Total non-interest expenses increased by $2.6 million, or 9.3%, to $30.8 million for the three months ended June 30, 2010 from $28.2 million for the three months ended June 30, 2009. Compensation and fringe benefits increased $2.7 million as a result of staff additions in our retail banking areas due to the acquisition of American Bancorp of New Jersey in May 2009 and the Banco Popular branch acquisition in October 2009, staff additions in our mortgage company and commercial real estate lending department, particularly our New York lending office, as well as normal merit increases.  Occupancy expense increased $1.3 million as a result of the costs associated with expanding our branch network. Professional fees increased $565,000 as a result of outsourcing the valuation of TruPS securities and the internal audit function, as well as, other projects involving the use of consultants.  This was partially offset by a reduction of $2.9 million in FDIC insurance premiums as the quarter ended June 30, 2009 included a $3.6 million special assessment on insured financial institutions to rebuild the Deposit Insurance Fund.

Total non-interest expenses increased by $8.6 million, or 16.3%, to $61.2 million for the six months ended June 30, 2010 from $52.6 million for the six months ended June 30, 2009. Compensation and fringe benefits increased $4.2 million as a result of staff additions in our retail banking areas due to the acquisition of American Bancorp of New Jersey in May 2009 and the Banco Popular branch acquisition in October 2009, staff additions in our mortgage company and commercial real estate lending department, particularly our New York lending office, as well as normal merit increases.  Occupancy expense increased $2.6 million as a result of the costs associated with expanding our branch network. Professional fees increased $1.0 million as a result of outsourcing the valuation of TruPS securities and the internal audit function, as well as, other projects involving the use of consultants.  This was partially offset by a reduction of $1.5 million in FDIC insurance premiums as the six months ended June 30, 2009 included a $3.6 million special assessment on insured financial institutions to rebuild the Deposit Insurance Fund.

Income Taxes

Income tax expense was $7.8 million for the three months ended June 30, 2010, representing a 33.76% effective tax rate. For the three months ended June 30, 2009, there was an income tax expense of $4.1 million representing a 42.72% effective tax rate. The decrease in the effective tax rate is due to more revenue being generated in states other than New Jersey.

Income tax expense was $16.9 million for the six months ended June 30, 2010, representing a 37.10% effective tax rate. For the six months ended June 30, 2009, there was an income tax expense of $9.1 million representing a 42.09% effective tax rate. The decrease in the effective tax rate is due to more revenue being generated in states other than New Jersey.

Balance Sheet Summary

Total assets increased by $508.3 million, or 6.1%, to $8.87 billion at June 30, 2010 from $8.36 billion at December 31, 2009.  This increase was largely the result of a $564.7 million increase in our net loans, including loans held for sale, to $7.21 billion at June 30, 2010 from $6.64 billion at December 31, 2009, as well as a $26.4 million increase in cash and cash equivalents to $100.0 million at June 30, 2010 from $73.6 million at December 31, 2009. This was partially offset by a $100.3 million, or 8.4%, decrease in securities to $1.09 billion at June 30, 2010 from $1.19 billion at December 31, 2009.

Net loans, including loans held for sale, increased by $564.7 million, or 8.5%, to $7.21 billion at June 30, 2010 from $6.64 billion at December 31, 2009.  This increase in loans reflects our continued focus on loan originations and purchases, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase, and our loan portfolio does not include, any sub-prime loans or option ARMs.

We originate residential mortgage loans through our mortgage subsidiary, ISB Mortgage Co. During the six month period ended June 30, 2010, ISB Mortgage Co. originated $609.7 million in residential mortgage loans of which $247.4 million were sold to third party investors and $362.3 million remained in our portfolio. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six month period ended June 30, 2010, we purchased loans totaling $399.1 million from these entities. We also purchase, on a “bulk purchase” basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the six month period ended June 30, 2010, we purchased $14.8 million of residential mortgage loans on a “bulk purchase” basis.  Additionally, for the six month period ended June 30, 2010, we originated $185.4 million in commercial real estate loans, $142.1 million in multi-family loans, $115.0 million in construction loans, $35.3 million in consumer and other loans, and $7.5 million in commercial and industrial loans. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family and commercial real estate loans.

Securities, in the aggregate, decreased by $100.3 million, or 8.4%, to $1.09 billion at June 30, 2010, from $1.19 billion at December 31, 2009. The decrease in the portfolio was due to paydowns, calls or maturities and was partially offset by the purchase of $104.6 million of agency issued mortgage backed securities during the six months ended June 30, 2010.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $13.3 million from $66.2 million at December 31, 2009 to $79.5 million at June 30, 2010 as a result of an increase in our level of borrowings at June 30, 2010. Other assets decreased $5.9 million as prepaid FDIC insurance premiums amortized.

Deposits increased by $215.7 million, or 3.7%, to $6.06 billion at June 30, 2010 from $5.84 billion at December 31, 2009. Core deposits increased by $250.6 million, or 9.84% and certificate of deposits decreased $34.9 million, or 1.1%. Our deposit gathering efforts continue to be successful in our markets.

Borrowed funds increased $225.0 million, or 14.1%, to $1.83 billion at June 30, 2010 from $1.60 billion at December 31, 2009.

Stockholders' equity increased $39.5 million to $889.7 million at June 30, 2010 from $850.2 million at December 31, 2009. The increase is primarily attributed to the $28.6 million net income for the six month period.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and sixty six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren Counties, New Jersey.

Earnings Conference Call July 29, 2010 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Thursday morning, July 29, 2010 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on July 29, 2010 from 1:00 p.m. (ET) through October 29, 2010, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 442002. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2010 (unaudited) and December 31, 2009

	June 30,	December 31,
	2010	2009
	(In thousands)
Assets
Cash and cash equivalents	$100,008	73,606
Securities available-for-sale, at estimated fair value	483,748	471,243
Securities held-to-maturity, net (estimated fair value of $647,148 and $753,405 at June 30, 2010 and December 31, 2009, respectively)	604,642	717,441
Loans receivable, net	7,174,222	6,615,459
Loans held-for-sale	32,978	27,043
Stock in the Federal Home Loan Bank	79,469	66,202
Accrued interest receivable	39,210	36,942
Other Real Estate Owned	751	—
Office properties and equipment, net	52,588	49,384
Net deferred tax asset	119,644	117,143
Bank owned life insurance	115,722	114,542
Intangible assets	31,945	31,668
Other assets	31,212	37,143
Total assets	$8,866,139	8,357,816
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,056,351	5,840,643
Borrowed funds	1,825,528	1,600,542
Advance payments by borrowers for taxes and insurance	34,543	29,675
Other liabilities	60,001	36,743
Total liabilities	7,976,423	7,507,603
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 114,893,587 and 114,448,888 outstanding at June 30, 2010 and December 31, 2009, respectively	532	532
Additional paid-in capital	528,874	530,133
Retained earnings	449,836	422,211
Treasury stock, at cost; 3,126,693 and 3,571,392 shares at June 30, 2010 and December 31, 2009	(38,183)	(44,810)
Unallocated common stock held by the employee stock ownership plan	(34,742)	(35,451)
Accumulated other comprehensive loss	(16,601)	(22,402)
Total stockholders' equity	889,716	850,213
Total liabilities and stockholders' equity	$8,866,139	8,357,816

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$94,300	79,184	185,328	155,907
Securities:
Government-sponsored enterprise obligations	174	292	372	596
Mortgage-backed securities	9,493	11,312	19,539	23,259
Municipal bonds and other debt	1,009	1,331	1,804	4,317
Interest-bearing deposits	117	235	190	354
Federal Home Loan Bank stock	778	1,010	1,706	1,680
Total interest and dividend income	105,871	93,364	208,939	186,113
Interest expense:
Deposits	22,906	32,525	46,666	66,425
Secured borrowings	17,818	17,509	35,196	35,200
Total interest expense	40,724	50,034	81,862	101,625
Net interest income	65,147	43,330	127,077	84,488
Provision for loan losses	15,450	8,025	28,500	16,025
Net interest income after provision for loan losses	49,697	35,305	98,577	68,463
Non-interest income
Fees and service charges	1,610	816	3,200	1,722
Income on bank owned life insurance	659	670	1,180	926
Gain on sales of loans, net	1,737	2,114	3,484	4,277
Gain (loss) on securities transactions	37	(1,297)	(11)	(1,295)
Other income	96	108	219	198
Total non-interest income	4,139	2,411	8,072	5,828
Non-interest expense
Compensation and fringe benefits	17,371	14,672	34,507	30,342
Advertising and promotional expense	1,475	1,235	2,347	1,875
Office occupancy and equipment expense	4,379	3,124	8,735	6,122
Federal insurance premiums	2,475	5,400	5,700	7,200
Stationery, printing, supplies and telephone	645	565	1,280	1,053
Professional fees	1,095	530	2,177	1,129
Data processing service fees	1,475	1,240	2,906	2,353
Other operating expenses	1,858	1,397	3,547	2,544
Total non-interest expenses	30,773	28,163	61,199	52,618
Income before income tax expense	23,063	9,553	45,450	21,673
Income tax expense	7,787	4,081	16,864	9,123
Net income	$15,276	5,472	28,586	12,550
Basic and diluted earnings per share	$0.14	0.05	0.26	0.12
Weighted average shares outstanding
Basic	110,160,916	106,194,322	110,153,944	105,199,182
Diluted	110,396,858	106,224,400	110,276,464	105,229,301

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2010				June 30, 2009
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$226,886		$117	0.21%	$390,098		$235	0.24%
Securities available-for-sale	494,983		3,335	2.70%	218,827		2,394	4.38%
Securities held-to-maturity	633,184		7,341	4.64%	929,379		10,541	4.54%
Net loans	6,964,352		94,300	5.42%	5,816,205		79,184	5.45%
Stock in FHLB	76,641		778	4.06%	71,794		1,010	5.63%
Total interest-earning assets	8,396,046		105,871	5.04%	7,426,303		93,364	5.03%
Non-interest earning assets	389,090				283,562
Total assets	$8,785,136				$7,709,865

Interest-bearing liabilities:
Savings	$898,903		$3,449	1.53%	$683,232		3,676	2.15%
Interest-bearing checking	971,812		1,738	0.72%	804,485		4,744	2.36%
Money market accounts	688,181		1,646	0.96%	417,344		1,884	1.81%
Certificates of deposit	3,293,195		16,073	1.95%	3,104,165		22,221	2.86%
Borrowed funds	1,794,212		17,818	3.97%	1,752,551		17,509	4.00%
Total interest-bearing liabilities	7,646,303		40,724	2.13%	6,761,777		50,034	2.96%
Non-interest bearing liabilities	254,340				162,178
Total liabilities	7,900,643				6,923,955
Stockholders' equity	884,493				785,910
Total liabilities and stockholders' equity	$8,785,136				$7,709,865

Net interest income			$65,147				$43,330

Net interest rate spread				2.91%				2.07%

Net interest earning assets	$749,743				$664,526

Net interest margin				3.10%				2.33%

Ratio of interest-earning assets to total interest-bearing liabilities	1.10	X			1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	June 30, 2010				June 30, 2009
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$193,227		$190	0.20%	$298,101		$354	0.24%
Securities available-for-sale	479,911		6,538	2.72%	199,172		4,477	4.50%
Securities held-to-maturity	661,681		15,177	4.59%	945,075		23,695	5.01%
Net loans	6,840,581		185,328	5.42%	5,724,530		155,907	5.45%
Stock in FHLB	75,454		1,706	4.52%	72,425		1,680	4.64%
Total interest-earning assets	8,250,854		208,939	5.06%	7,239,303		186,113	5.14%
Non-interest earning assets	388,036				271,218
Total assets	$8,638,890				$7,510,521

Interest-bearing liabilities:
Savings	$887,881		$6,878	1.55%	$619,629		$6,918	2.23%
Interest-bearing checking	851,176		3,410	0.80%	758,038		8,826	2.33%
Money market accounts	695,441		3,608	1.04%	356,474		3,442	1.93%
Certificates of deposit	3,301,197		32,770	1.99%	3,064,851		47,239	3.08%
Borrowed funds	1,787,771		35,196	3.94%	1,794,508		35,200	3.92%
Total interest-bearing liabilities	7,523,466		81,862	2.18%	6,593,500		101,625	3.08%
Non-interest bearing liabilities	240,547				148,289
Total liabilities	7,764,013				6,741,789
Stockholders' equity	874,877				768,732
Total liabilities and stockholders' equity	$8,638,890				$7,510,521

Net interest income			$127,077				$84,488

Net interest rate spread				2.88%				2.06%

Net interest earning assets	$727,388				$645,803

Net interest margin				3.08%				2.33%

Ratio of interest-earning assets to total interest-bearing liabilities	1.10	X			1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2010	2009

Return on average assets	0.70%	0.28%
Return on average equity	6.91%	2.79%
Interest rate spread	2.91%	2.07%
Net interest margin	3.10%	2.33%
Efficiency ratio	44.41%	61.57%
Efficiency ratio (excluding OTTI and FDIC special assessment) (1)	44.41%	52.22%
Non-interest expense to average total assets	1.40%	1.46%
Average interest-earning assets to average interest-bearing liabilities	1.10	1.10

	For the Six Months Ended
	June 30,
	2010	2009

Return on average assets	0.66%	0.33%
Return on average equity	6.53%	3.27%
Interest rate spread	2.88%	2.06%
Net interest margin	3.08%	2.33%
Efficiency ratio	45.28%	58.26%
Efficiency ratio (excluding OTTI and FDIC special assessment) (1)	45.28%	53.50%
Non-interest expense to average total assets	1.42%	1.40%
Average interest-earning assets to average interest-bearing liabilities	1.10	1.10

(1) For the three and six months ended June 30, 2009,  OTTI was $1.3 million and FDIC Special Assessment was $3.6 million.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	At June 30,	At December 31,
	2010	2009

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.54%	1.44%
Non-performing loans as a percent of total loans	1.88%	1.81%
Allowance for loan losses as a percent of non-performing loans	53.23%	45.80%
Allowance for loan losses as a percent of total loans	1.00%	0.83%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	15.33%	15.78%
Tier 1 risk-based capital (to risk weighted assets) (1)	14.08%	14.70%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.98%	9.03%
Equity to total assets (period end)	10.03%	10.17%
Average equity to average assets	10.13%	9.99%
Tangible capital (to tangible assets)	9.71%	9.83%
Book value per common share	$7.99	$7.67

Other Data:
Number of full service offices	66	65
Full time equivalent employees	730	704

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.